UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 17, 2009

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52385	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 95032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On August 17, 2009, Barry Cinnamon, President and Chief Executive Officer of Akeena Solar, Inc. (“Akeena” or the “Company”) adopted a Rule 10b5-1 trading plan to sell a portion of his shares of Akeena’s common stock in the open market at prevailing market prices. This Rule 10b5-1 Plan was established to comply with Rule 10b5-1(c) under the Securities and Exchange Act of 1934 and the Company’s policies regarding stock transactions by its executive officers.

Rule 10b5-1(c) allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

Under his Rule 10b5-1 Plan, Mr. Cinnamon contemplates selling up to 2,000,000 shares of common stock with all sales dependent upon a minimum market price of $5.00 per share or greater over the period from September 15, 2009 through September 15, 2010. The contemplated sales would constitute approximately 24.8% of Mr. Cinnamons' current holdings of common stock and options. If Mr. Cinnamon completes all the planned sales of shares under his Rule 10b5-1 Plan, he will beneficially own over 6.0 million shares and stock options in Akeena Solar.

The transactions under this Rule 10b5-1 Plan will commence no earlier than September 15, 2009, and the actual sales will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on Akeena's investor relations Web site.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2009

AKEENA SOLAR, INC.

By:	/s/ Gary Effren
Gary Effren,
Chief Financial Officer